                                                                     EXHIBIT 4.6
[LOGO] Industry Canada Industrie Canada



                 DEVELOPMENT OF AN ELECTRONIC CHART DISPLAY AND
              INFORMATION SYSTEM - PARAMILITARY\MILITARY (ECDIS-PM)



              TPC PROJECT N0.710-465430



                         Technology Partnerships Canada



              This Agreement made this 15/TH/ day of November, 1999



                                    Between:

                    HER MAJESTY THE QUEEN IN RIGHT OF CANADA
        as represented by the Minister of Industry (hereinafter referred to as "the Minister")

                                      And:

             Offshore Systems Ltd., a corporation duly incorporated
            under the laws of British Columbia (hereinafter referred
                         to as "OSL" or "the Recipient")

                                      And:

      Offshore Systems International Ltd., a corporation duly incorporated under the laws of British Columbia (hereinafter referred to as
                           "OSI" or "the Intervenor")



[LOGO]  Technology Partnerships        Partenariat technologique
        Canada

        10th floor, 300 Slater Street    10/e/ etage 300. rue Slater
        OTTAWA, Ontario K1A C08          OTTAWA (Ontario) K1A 0C8         Canada

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                         TECHNOLOGY PARTNERSHIPS CANADA
                           AGREEMENT TABLE OF CONTENTS

1.0     The Agreement
        1.1     Entire Agreement
        1.2     Definitions
2.0     The Project
        2.1     Conduct of the Project
        2.2     Project Completion Date
        2.3     Material Changes
        2.4     Disposal of Special Purpose Equipment
        2.5     Transfer of Special Purpose Equipment to Production
3.0     The Contribution
        3.1     Sharing Ratio and Contribution Ceiling
        3.2     Annual Contribution Disbursement Limits
        3.3     Eligible Costs Period
        3.4     Environmental Protection Measures
        3.5     Set-Off Rights of Minister
4.0     Other Government Assistance
        4.1     Disclosure
        4.2     Continuing Disclosure Obligation
5.0     Claims for Payment
        5.1     Claim Procedures
        5.2     Hold-Back Rights
        5.3     Final Claim
        5.4     Certification of Claims
        5.5     Overpayment by Minister
6.0     Royalty Payments
        6.1     Date of Commencement of Gross Revenues
        6.2     Royalty Rate
        6.3     Royalty Due Date
        6.4     Royalty Statements and Payment
        6.5     Dividend Payment Restriction
        6.6     Payment Date
7.0     Monitoring and Reporting
        7.1     Annual Financial Statements
        7.2     Access to Accounts and Records
        7.3     Access to Project
        7.4     Access to Third-Party Information
        7.5     Project Progress Reports
        7.6     Commercial Exploitation Reports
8.0     Special Conditions
        8.1     Other Agreements
        8.2     Background Technology
        8.3     OSI Benefit
        8.4     Financial Support
        8.5     Articles Applicable to OSI
9.0     Intellectual Property
        9.0     Ownership of Technology
        9.2     Commitment to Exploitation in Canada
        9.3     Limitation on Transfer of Technology
10.0    Default and Recovery
        10.1    Events of Default
        10.2    Remedies on Default
        10.3    Remedies Fair and Reasonable
        10.4    No Waiver
11.0    Force Majeure
        11.1    No Default for Force Majeure
        11.2    Definition of Force Majeure
12.0    Representations, Warrants and Undertakings
        12.1    Power and Authority of the Recipient
        12.2    Authorised Signatories
        12.3    Binding Obligations
        12.4    No pending Suit or Action
        12.5    No Gifts or Inducements
        12.6    Compliance with Environmental Protection Requirements
13.0    General Conditions
        13.1    Members of the House of Commons or the Senate
        13.2    Annual Appropriations
        13.3    Confidentiality
        13.4    No Assignment of Agreement
        13.5    Compliance with Post-Employed Provisions
14.0    Announcements
        14.1    Consent to Public Announcement
        14.2    Confidentiality Obligation
15.0    Notice
        15.1    Form and Timing of Notice
        15.2    Change of Address
        15.3    Addresses
16.0    Other Provisions
        16.1    No Partnership Created
        16.2    Binding Agreement
        16.3    Signature in Counterparts
        16.4    Governing Laws
        16.5    Term of Agreement
        16.6    Deadline for Signature

SCHEDULES

Schedule "A" - Statement of Work,
Schedule "A1" - Special Purpose Equipment List
Schedule "B" - Report on Estimated & Actual Project Benefits and Results Schedule "C" - Report on Estimated & Actual Sales and Royalties
Schedule "D" - TPC Project Cost Principles
Schedule "E" - Project Fact Sheet for News Release


                                                  TPC Project Number: 710-465430



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                                       -3-

INTRODUCTION

The Minister and OSL recognize that, in order to enhance productivity and competitiveness in the aerospace, defence and related high-technology industry sectors in Canada, it is necessary to conduct applied research in commercializing innovative technology;

The Minister is charged with certain duties and functions which the Minister is required to carry out, with the public policy objectives of strengthening the national economy, promoting sustainable development, increasing the international competitiveness of Canadian industry, goods and services, and encouraging the fullest and most efficient development and use of science and technology;

The Minister is responsible for the Technology Partnerships Canada Program, a discretionary source of funding, designed to promote economic growth and create jobs in Canada, in knowledge-intensive sectors of the economy, by strategically investing its funding in results-oriented, near-market projects that involve activities that foster innovation, rapid commercialization and value-added production;

OSL has requested a financial contribution from the Minister to develop an electronic chart display and information system - paramilitary\military (ECDIS-PM), with the specific intent of commercially exploiting the project results and developing advanced production capabilities;

 In consideration of their respective obligations which are set out below, the parties agree as follows:

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                                       -4-

1.0  The Agreement
1.1  Entire Agreement
     This Agreement, including

           Schedule "A" - Statement of Work
           Schedule "A1" - Special Purpose Equipment List
           Schedule "B" - Report on Estimated & Actual Project Benefits and Results
           Schedule "C" - Report on Estimated & Actual Sales and Royalties Schedule "D" - TPC Project Cost Principles, and
           Schedule "E" - Project Fact Sheet for News Release,

     (this "Agreement"), is made pursuant to the Technology Partnerships Canada Program and constitutes the entire Agreement between the parties and supersedes all previous documents, negotiations and undertakings related to its subject matter.

1.2  Definitions
     For the purposes of this Agreement,

     "Effective Date" means 23 December 1998, which is the earliest date on which Eligible Costs may be incurred.

     "Eligible Costs" means the cost elements specified in the Statement of Work necessary for the performance of the Project and incurred and paid for by the Recipient in accordance with the TPC Project Cost Principles (Schedule "D");

     "Gross Revenues" means all revenues, receipts, monies and other considerations of whatever nature earned or received by OSL, whether in cash, or by way of benefit, advantage, or concession, and without deductions of any nature, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis. Transactions with related persons (as that term is defined in the Income Tax Act) will be deemed made in an amount equal to the highest price obtained for a similar product in the preceding calendar year.


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                                      -5-

     "Intellectual Property" means all technical data, including, without limitation, all designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods, applicable special purpose equipment and related technology, processes or other information conceived, produced, developed or reduced to practice in carrying out the Project, and all rights therein including, without limitation, patents, copyrights, industrial designs, trade-marks, and any registrations or applications for the same and all other rights of intellectual property therein, including any rights which arise from the above items being treated by OSL as trade secrets or confidential information;

     "Long Term Lease" means any lease of any system in accordance with the definition of "finance lease" in the Canadian Institute of Chartered Accountants Generally Accepted Accounting Procedures of December 1978; and

     "Special Purpose Equipment" means equipment, including ancillary systems, instrumentation, or special test equipment that is purchased, leased, manufactured or otherwise acquired for the purposes of the Project the item cost of which exceeds $250,000, and prototypes or pilot plants that are designed and built by OSL to demonstrate the product or system to be commercialized but excluding jigs, tools, dies and fixtures.

2.0  The Project

2.1  Conduct of the Project
     OSL will carry out the Project ("the Project") in Canada, involving development of the electronic chart display and information system - paramilitary\military, as described in Schedule "A", in a diligent, professional manner using qualified personnel.

2.2  Project Completion Date
     OSL shall ensure that the Project is completed on or before 31 March 2003, unless otherwise agreed to in writing by the Minister.

2.3  Material Changes
     OSL will not, without the prior written consent of the Minister alter in any material aspect the Project assisted by the Minister. An alteration in a material aspect will have occurred only if

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                                       -6-

         (a) a Project performance milestone described in the Statement of Work is not expected to be achieved within 6 months of the projected completion date for that element;

         (b) the estimated Eligible Costs for the Project described in the Statement of Work are expected to be exceeded by 20% or more;

         (c) the Project will be carried out at locations other than the following: North Vancouver B.C.

         Such consent of the Minister will not be unreasonably withheld.

2.4      Disposal of Special Purpose Equipment

         Except in the situation described in section 2.5, if OSL transfers to commercial production, transfers outside of Canada, sells, leases, or otherwise disposes of any Special Purpose Equipment, the Minister will require OSL to repay the greater of an amount equal to that of

         (a) multiplying the proceeds of disposition of the Special Purpose Equipment by the ratio of the total amount of the contribution paid by the Minister to the total amount paid by OSL for Eligible Costs, and

         (b) multiplying the fair market value of the Special Purpose Equipment on the date of the transfer to commercial production, transfer outside of Canada, sale, lease or other disposal by the ratio of the total amount of the contribution paid by the Minister to the total amount paid by OSL for Eligible Costs;

         but in no event shall the amount payable exceed the amount paid by the Minister to OSL under this Agreement.

         OSL will make such repayment within 30 days of the transfer to commercial production, transfer outside of Canada, sale, lease, or other disposition of the Special Purpose Equipment.

2.5      Transfer of Special Purpose Equipment to Production

         If the estimated cost as set out in the Statement of Work of all of the items of Special Purpose Equipment, other than prototypes and pilot plants, is 30% or less of the total estimated Eligible Costs of the Project, OSL will not be obligated to repay the Minister for those items of Special Purpose Equipment which are transferred to commercial production in Canada by OSL.

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                                       -7-

 3.0     The Contribution

 3.1     Sharing Ratio and Contribution Ceiling

         Subject to the terms and conditions of this Agreement, the Minister will make a repayable contribution to OSL towards the Eligible Costs of the Project, of the lesser of:

         (a)   33% of the Eligible Costs, and

         (b)   $4,000,177

 3.2     Annual Contribution Disbursement Limits

         Unless the Minister agrees otherwise, the amount of the contribution will not exceed the following amounts in those respective government fiscal years ending on March 31st:

         99/00 $1,196,110
         00/01 $1,275,764
         01/02 $1,151,609
         02/03 $  376,694

         The Minister will consider any request to reprofile these funds, but the Minister will have no obligation to pay any greater amount in any government fiscal year.

 3.3     Eligible Costs Period
         Under this Agreement, the Minister will not contribute to any cost incurred by OSL prior to 23 December 1998 nor to any cost incurred by OSL after 31 March 2003, unless otherwise agreed to by the Minister, in writing.

 3.4     Environmental Protection Measures
         The Minister, being satisfied that any potentially adverse environmental effects that may be caused by each element of the Project is insignificant, will make the contribution to OSL only if OSL has incorporated and utilized environmental protection measures in relation to the Project that satisfy the requirements of all regulatory bodies having jurisdiction over OSL or the Project or both and certifies to the Minister that it has done so, which certification will be provided with the first claim for payment under this Agreement.

 3.5     Set-Off Rights of Minister
         The Minister will have the right to set-off against amounts payable under this Agreement any amounts owed by OSL under other agreements for which the Minister is responsible or under the Defence Industry Productivity Program.

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                                       -8-

4.0   Other Government Assistance

4.1   Disclosure
      OSL hereby acknowledges that for the purposes of this Agreement, except for scientific research and experimental development tax credits, no other federal, provincial or municipal government assistance other than that described below has been requested or received by OSL for the Eligible Costs of this Project.

                Federal                 $00
                Provincial              $00
                Municipal               $00

                Total                   $00

4.2   Continuing Disclosure Obligation
      OSL will inform the Minister promptly in writing of any other federal, provincial or municipal government assistance to be received for costs covered by the Minister under this Project and the Minister will have the right to reduce the contribution under this Agreement to the extent of any such assistance except for scientific research and experimental development tax credits,

5.0   Claims for Payment

5.1   Claim Procedures
      The Minister will pay the contribution to OSL, in respect of Eligible Costs incurred, on the basis of claims which claims will be:

      (a)  submitted in writing not more frequently than monthly;

      (b) accompanied by details of all costs being claimed, which will be substantiated by such documents as may be required by the Minister and presented, in accordance with the structure and the milestones contained in the Statement of Work;

      (c) certified by an officer of OSL or other person satisfactory to the Minister; and

      (d) accompanied by a report of the work completed indicating which milestones, if any, were achieved during the period of the claim.

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                                       -9-

5.2   Hold-Back Rights
      (a) Subject to 5.2(b), the Minister will pay 100% of the claims until such time as 90% of the contribution has been disbursed. Following disbursement of the 90% of the contribution, the Minister will have the right to audit the claims before making any further payments. The Minister will pay the remaining 10% of the contribution by paying 100% of each claim until 90% of that 10% has been disbursed. The balance of the contribution will be released upon completion of the final audit if required by the Minister. The final audit will take place no later than eighteen months after receipt of the final claim.

      (b) The Minister and OSL will, during the term of this Agreement, conduct periodic audits or cost reviews in conjunction with the semi-annual progress report described in section 7.5, and if during the periodic audits or cost reviews no significant difficulty is identified (or if identified, is remedied to the satisfaction of the Minister) with respect to the claims that have been paid, then the Minister agrees that the remaining claims will be paid, without any holdback. However the Minister reserves the right following the final payment to audit all claims.

5.3   Final Claim
      Within one year of completion of the Project or of 31 March 2003, whichever is earlier, the final claim for payment will be submitted by OSL and will be accompanied by an itemized statement, certified by OSL's senior financial officer or an auditor approved by the Minister, attesting to the Eligible Costs having been incurred in the Project.

5.4   Certification of Claims
      The Minister may require that any claim submitted for payment of the contribution be certified by OSL's senior financial officer or by an auditor approved by the Minister.

5.5   Overpayment by Minister
      If the Minister, acting reasonably, determines that the amount paid to OSL exceeds the amount to which OSL is entitled pursuant to this Agreement, the amount of the excess, together with interest thereon from the date of the notice of the excess to OSL, a copy of which will also be faxed to OSL, to the day of repayment by OSL to the Minister in full, is a debt due and payable forthwith to the Minister. Interest will be calculated at the Bank Rate, as defined in the Interest And Administrative Charges Regulations in effect as of the date of the notice of the excess to OSL plus 3% per annum, compounded monthly.

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                                      -l0-

6.0  Royalty Payments
6.1  Date of Commencement of Gross Revenues
     OSL will notify the Minister of the date of commencement of Gross Revenues by OSL.

6.2  Royalty Rate
     OSL will pay a 3% royalty on all Gross Revenues from 1 December 1999 to 30 November 2008. If the total cumulative royalties paid and payable as of 30 November 2008 does not equal or exceed $7,810,230 then OSL will continue to pay royalties on Gross Revenues generated after 30 November 2008 until total cumulative royalties paid or payable reach $7,810,230 or until 30 November 2014, whichever comes first.

6.3  Royalty Due Date
     OSL will pay the Minister a royalty on or before 1 February of each year following the calendar year in which the amount of the royalty was calculated. The first royalty payment is due 1 February 2001.

6.4  Royalty Statements and Payment
     OSL will, with each royalty payment specified in section 6.3, provide to the Minister a statement certified by its senior financial officer of Gross Revenues for the calendar year preceding the payment. The statement will include the calculation of the royalty due.

6.5  Dividend Payment Restriction
     OSL will not make any dividend payment that would prevent it from implementing the Project or that would prevent it from making the royalty payments called for in this Agreement.

6.6  Payment Date
     Whenever any payment date under this section 6.0 occurs on a Saturday, Sunday or statutory holiday, such payment shall be made on the next day following which is not a Saturday, Sunday or holiday.

7.0  Monitoring and Reporting

7.1  Annual Financial Statements
     OSL will provide the Minister with a copy of its annual unaudited financial statements within one hundred and twenty (120) days of the end of each of OSL's fiscal years.

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                                      -11-

7.2  Access to Accounts and Records
     OSL will at its own expense preserve and make available for audit and examination by the Minister or his representatives the books, accounts and records of the Project and of the information necessary to calculate any amount owing to the Minister under this Agreement. The Minister will have the right to conduct such additional audits, at his expense, as he may consider necessary using the audit staff of the Minister, the Audit Services Group of Consulting and Audit Canada, an independent auditing firm or OSL's external auditors. Any licence agreement for the production of the electronic chart display and information system - paramilitary\military between OSL and a third party will contain similar provisions to permit the Minister to audit the calculation of the royalty.

7.3  Access to Project
     OSL will provide the representatives of the Minister reasonable access to OSL's premises to inspect and assess the progress of the Project or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or project evaluation purposes.

7.4  Access to Third-Party Information
     OSL will, to the extent practicable, assist the Minister with the implementation of this Agreement and facilitate access by the Minister to information from third parties engaged in the performance of the Statement of Work.

7.5  Project Progress Reports
     OSL will provide the Minister with semi-annual progress reports commencing on 30 January 2000. The reports will include:

     (a) a description of the progress in performance of the Statement of Work in comparison with the milestones contained in the Statement of Work;

     (b)  an update of the Project cost estimates;

     (c)  an indication of any delay in completing the Project;

     (d) a cumulative list summarizing any acquisition and current holdings of Special Purpose Equipment, as per Schedule "A1";

     (e) an indication of any planned transfer to commercial production, transfer outside of Canada, sale, lease or other disposition of Special Purpose Equipment.

     (f) sufficient information to enable the Minister to assess the Project's contribution to jobs and economic growth, as per Schedule "B", and

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                                      -12-

        (g)  an update of the projected market, as per Schedule "C".

 7.6    Commercial Exploitation Reports
        OSL will continue to provide reports to the Minister on an annual basis from 31 March 2003 until the end of the Term of the Agreement which will indicate whether the Project is achieving its projected commercial and economic objectives, including job creation, as per Schedules "B" and "C".

 8.0    Special Conditions

 8.1    Other Agreements
        Neither OSL nor OSI have entered into contracts that would prevent the full implementation of this Agreement and undertake not to enter into any contracts that would prevent the full implementation of this Agreement without the prior written consent of the Minister.

 8.2    Background Technology
        OSI represents that it holds all the requisite intellectual property rights to fully implement the Project and undertakes to maintain all such rights.

 8.3    OSI Benefit
        OSI hereby declares that it benefits from this Agreement through OSL, a wholly owned subsidiary, and through the value added to the electronic chart display and information system technology, as further described in Schedule A, Statement of Work.

 8.4    Financial Support
        OSI hereby undertakes, for the duration of this Agreement, to provide OSL with all the necessary financial support in order to fully implement the Project in a timely fashion, including the marketing and commercialisation of the Project results.

 8.5    Articles Applicable to OSI
        The following sections and articles apply to the Intervenor, and any reference to the Recipient or OSL also applies to OSI: sections
        6.5, 7.1, 7.2, 7.3, 7.4 and articles 10, 11, 13, 14, and 16.

 8.6    OSL support
        When providing the financial statements provided under section "7.1," to the Minister, OSL will at the same time provide annually to the Minister a report of financial arrangements in place to support their share of the Project.

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                                      -13-

 8.7 Annual Financial Statements
     OSI will provide the Minister with a copy of its annual audited financial statements within one hundred and twenty (120) days of the end of each of OSI's fiscal years.

9.0  Intellectual Property

9.1  Ownership of Technology
     Legal title to any Intellectual Property which may be created, generated or produced during or as a result of the performance of the Project by OSL is to be vested with OSL.

9.2  Commitment to Exploitation in Canada
     OSL will exploit the Intellectual Property developed under this Project through the manufacture of the electronic chart display and information system - paramilitary\military in Canada. OSL will ensure that follow-on production of the electronic chart display and information system - paramilitary\military and its variants and derivatives occurs within Canada unless the Minister agrees in advance in writing to the contrary.

9.3  Limitation on Transfer of Technology
     OSL will not, without the prior written consent of the Minister, grant any right to the manufacture of the electronic chart display and information system - paramilitary\military or transfer title to any of the Intellectual Property outside of Canada, except the licence or sublicence for use in conjunction with the sale of products developed as a result of the Project, and will impose the same restriction on all transferees.

10.0 Default and Recovery

10.1 Events of Default
     The Minister may declare an event of default has occurred if:

     (a) OSL is adjudged or declared bankrupt or if it goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;

     (b) an order for dissolution of OSL is made which is not being contested or appealed by OSL or a resolution is passed for the winding-up of OSL or it is dissolved;

     (c) OSL has intentionally submitted false or misleading information to the Minister or intentionally made a false or misleading representation;

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                                      -14-

      (d) any material term, condition or undertaking required under this Agreement is not complied with, in any material respect; or

      (e) OSL neglects or fails to pay the Minister, in accordance with this Agreement;

      provided that the Minister will not declare an event of default has occurred by reason of paragraphs (c), (d) or (e) unless the Minister has given notice to OSL of the condition or event which, in his opinion, constitutes an event of default and OSL has failed, within 30 days of receipt of such notice, either to correct the condition or event complained of or to demonstrate, to the satisfaction of the Minister, that it has taken such steps, as are necessary to correct the condition, and notify the Minister of rectification.

10.2 Remedies on Default
      If the Minister declares that an event of default has occurred, the Minister may exercise one or more of the following remedies:

      (a) suspend any obligation by the Minister to contribute or continue to contribute to the costs of the Project including any obligation to pay any amount owing prior to the date of such suspension;

      (b) terminate any obligation by the Minister to contribute or continue to contribute to the costs of the Project, including any obligation to pay any amount owing prior to the date of such termination;

      (c) require OSL to repay to the Minister all or part of the contribution disbursed and pay the Minister any amounts due under this Agreement, together with interest from the date of demand compounded monthly at the interest rate, as set out in section 5.5.

      If an event of default has occurred in relation to paragraph 10.1(a) or
      (b), or as a result of the failure of OSL to comply with the provisions of section 2.4, 6.0 or 9.0, the Minister may direct OSL to transfer and deliver to the Minister title to, possession of and all rights of OSL in the Intellectual Property, and OSL will immediately comply.

      If, in the opinion of the Minister, acting reasonably, that an event of default is likely to occur, the Minister may suspend any obligation to contribute upon giving notice of the likely event of default or alteration and if OSL fails to cure or demonstrate to the satisfaction of the Minister that it has taken such steps as are necessary to correct the

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                                      -15-

       condition within ten days of receipt of such notice, the Minister may utilise any other remedy set out in this section 10.2.

10.3   Remedies Fair and Reasonable
       OSL acknowledges that the policy objectives served by the Minister's agreement to make the contribution, that the contribution comes from public monies, that the amount of damages sustained by the Minister in an event of default is difficult to ascertain, and therefore that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in section 10.0 and to do so in the manner provided for in that section if an event of default occurs; provided that in exercising any remedy in accordance with paragraph 10.2(c) other than for a breach of paragraph 10.1(e), the Minister will credit OSL for any royalties paid to the Minister under this Agreement.

20.4   No Waiver
       The fact that the Minister refrains from exercising a remedy he is entitled to exercise under this Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under this Agreement or other applicable law.

11.0   Force Majeure

1l.2   No Default for Force Majeure
       OSL will not be in default by reason only of any failure in performance of the Project in accordance with the Statement of Work if such failure arises without the fault or negligence of OSL and is caused by any other event of force majeure.

11.2   Definition of Force Majeure
       Force majeure means any cause which is unavoidable or beyond the reasonable control of OSL, including war, riot, insurrection, orders of government, strikes or any Act of God or other similar circumstance which is beyond OSL's control, and which could not have been reasonably circumvented by OSL without incurring unreasonable cost.

12.0   Representations, Warranties and Undertakings

12.1   Power and Authority of the Recipient
       OSL is duly incorporated and validly existing and in good standing under the laws of British Columbia and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing and to preserve its legal capacity.

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                                      -16-

12.2    Authorised Signatories
        OSL represents and warrants that the signatories to this Agreement have been duly authorized to execute and deliver this Agreement on its behalf.

12.3    Binding Obligations
        OSL represents and warrants that the execution, delivery and performance of this Agreement have been duly and validly authorized and when executed and delivered will constitute a legal, valid and binding obligation of OSL enforceable in accordance with its terms.

12.4    No Pending Suit or Action
        OSL warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings which could or would prevent compliance with the Agreement.

12.5    No Gifts or Inducements
        OSL represents and warrants that it has not, nor has any person offered or promised to any official or employee of the Minister for or with a view to obtaining this Agreement any bribe, gift or other inducement, and it has not nor has any person on its behalf employed any person to solicit this Agreement for a commission, contingency fee or any other consideration dependant upon the execution of this Agreement.

12.6    Compliance with Environmental Protection Requirements
        OSL warrants and undertakes that it will maintain environmental protection measures in relation to the Project that satisfy the requirements of all regulatory bodies having jurisdiction over OSL or the Project and certify to the Minister annually its compliance with such requirements.

13.0    General Conditions

13.1    Members of the House of Commons or the Senate
        No member of the House of Commons or the Senate, either directly nor indirectly, shall be admitted to any share or part of this Agreement or to any benefit to arise therefrom.

13.2    Annual Appropriations
        Any payment by the Minister under this Agreement is subject to there being an appropriation in accordance with section 40 of the Financial Administration Act for the fiscal year in which the payment is to be made.

13.3    Confidentiality
        Subject to Section 12 and the Access to Information Act the parties will keep confidential and will not disclose the contents of this Agreement nor the transactions contemplated hereby without the consent of all parties.

13.4    No Assignment of Agreement
        Neither this Agreement, nor any part thereof nor any amount thereunder will be assigned by OSL without the prior written consent of the Minister.

13.5    Compliance with Post-Employment Provisions
        OSL confirms that no individual for whom the post-employment provisions of the Conflict of Interest and Post-Employment Code for Public Office Holders or the Conflict of Interest and Post-Employment Code for the Public Service apply, will derive a direct benefit from this Agreement unless that individual is in compliance with the applicable post-employment provisions.

14.0    Announcements

i4.1    Consent to Public Announcements
        OSL hereby consents to public announcements by or on behalf of the Minister containing any of the information in the documents attached hereto as Schedule "E".

14.2    Confidentiality Obligation
        The Minister will inform OSL of the date on which the public announcement is to be made and OSL will not disclose the existence of this Agreement until such date.

15.0    Notice

15.1    Form and Timing of Notice
        Any notice, information or document provided for under this Agreement will be effectively given if delivered or sent by letter or facsimile, postage or other charges prepaid. Any notice that is delivered will have been received on delivery; any notice sent by facsimile will be deemed to have been received one working day after having been sent, and any notice mailed will be deemed to have been received eight (8) calendar days after being mailed.

15.2    Change of Address
        OSL or the Minister may change the address which they have stipulated in this Agreement by notifying the other of the new address.

 15.3   Addresses
        Any notice to the Minister will be addressed to:

             Director, Aerospace and Defence
             Technology Partnerships Canada
             10th Floor
             300 Slater Street
             Ottawa, Ontario K1A OC8
             Fax No: (613) 954-9117

        Any notice to OSL will be addressed to:

             Director of Operations
             Offshore Systems Ltd.
             107-930 West 1st Street
             North Vancouver, B.C.
             V7P 3N4
             Fax No: (604) 987-2555

        Any notice to OS1 will be addressed to:

             President and Chief Executive Officer
             Offshore Systems International Ltd.
             107-930 West 1st Street
             North Vancouver, B.C.
             V7P 3N4
             Fax No: (604) 987-2555

16.0    Other Provisions

16.1    No Partnership Created
        The parties declare that nothing in this Agreement will be construed as creating a partnership, joint venture or agency relationship between the Minister and OSL.

16.2    Binding Agreement
        This Agreement is binding on the parties and their successors and permitted assigns.

16.3    Signature in Counterparts
        This Agreement may be signed in counterparts, each of which when taken together, will constitute an original Agreement.

16.4    Governing Laws
        This Agreement will be governed by the laws in force in the province of British Columbia.

16.5    Term of Agreement

        This Agreement will terminate on the earlier date of the following:

        (a) payment to the Minister by OSL of all amounts due pursuant to this Agreement; and

        (b)  31 March 2015.

16.6    Deadline for Signature
        This Agreement must be signed by Offshore and received by the Minister on or before 17 November 1999 failing which it will be null and void.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


                                   HER MAJESTY THE QUEEN IN RIGHT
                                   OF CANADA, as represented by the
                                   Minister of Industry


                                   By: /s/[ILLEGIBLE]
                                       -----------------------------------------
                                   Technology Partnerships Canada 15/11/99


                                   Offshore Systems Ltd.


                                   By: /s/ John Jackson
                                       -----------------------------------------
                                   By: John Jackson, President & CEO


                                   Offshore Systems International Ltd.


                                   By: John Jackson
                                       -----------------------------------------
                                   By: John Jackson, President & CEO.

                                       A-l


                                                                     SCHEDULE A


                                STATEMENT OF WORK


                                      for


                ELECTRONIC CHART DISPLAY AND INFORMATION SYSTEM -
                              PARAMILITARY\MILITARY

                               Statement Of Work

1.   General

The project will build upon OSL's 22 years of experience in the design and development of ship navigation systems and position the firm for the next generation of electronic chart technology. The project upgrades key elements of software and hardware technology that increase the functionality of electronic chart systems.

2.   Project Description

The purpose of this project is to design and develop an integrated ship navigation system which combines Offshore's existing technology, Electronic Chart Precise Integrated Navigation System, (ECPINS) with new technology that meets the standards of the International Maritime Organization (IMO) and additional requirements of paramilitary and military customers. The resulting product will be a qualified Electronic Chart Display and Information System (ECDIS) with additional functionality for paramilitary and military markets. The project will complete the early stages of a full Warship ECDIS (WECDIS) specification.

3.   Key Activities

The project is divided into three Key Activities.

1.   ECDIS Functionality

The design and development of core ECDIS and enhanced ECDIS features, including:
     1.1. Development of IMO compliant ECPINS and standard back-up systems. 1.l.l. Project Management
            1.1.2. Requirements Analysis and Design
            1.1.3. Coding
            1.1.4. Testing
            1.1.5. User Documentation
            1.1.6. IMO Type Approval Certification
            1.1.7. In-Field Beta Testing
            1.1.8. Product Release

    1.2.      Addition of DNC/VPF Functionality

      1.2.1.  Project Management
      1.2.2.  Engineering Analysis and liaison with NIMA/DND
      1.2.3.  System Hardware Design
      1.2.4.  Coding
      1.2.5.  Fabrication and Assembly
      1.2.6.  Testing
      1.2.7.  User Documentation
      1.2.8.  In-Field Beta Testing
      1.2.9.  Product Release

    1.3.      Addition of Enhanced ECDIS Functionality

      1.3.1.  Project Management
      1.3.2.  Requirements Analysis and Design
      1.3.3.  System Hardware Design
      1.3.4.  Coding
      1.3.5.  Fabrication and Assembly
      1.3.6.  Testing
      1.3.7.  User Documentation
      1.3.8.  In-Field Beta Testing
      1.3.9.  Product Release

2.  Military Enhancements

The design and development of Military and Paramilitary specific additions, including:
    2.1.      Harbour Defence Functionality
      2.1.1.  Project Management and Reporting
      2.1.2.  Requirements Analysis and Design
      2.1.3.  System Hardware Design
      2.1.4.  Coding
      2.1.5.  Fabrication and Assembly
      2.1.6.  Testing
      2.1.7.  User Documentation
      2.1.8.  In-Field Beta Testing
      2.1.9.  Product Release

    2.2.      Sonar and Surface Search Radar Integration

      2.2.1.  Project Management and Reporting
      2.2.2.  Requirements Analysis and Design
      2.2.3.  System Hardware Design
      2.2.4.  Coding
      2.2.5.  Fabrication and Assembly
      2.2.6.  Testing
      2.2.7.  User Documentation
      2.2.8.  In-Field Beta Testing
      2.2.9.  Product Release

    2.3.      Military Hardware Platform Standardization

      2.3.1.  Project Management and Reporting
      2.3.2.  Requirements Analysis and Design
      2.3.3.  System Hardware Design
      2.3.4.  Coding
      2.3.5.  Fabrication and Assembly
      2.3.6.  Testing
      2.3.7.  User Documentation
      2.3.8.  In-Field Beta Testing
      2.3.9.  Product Release

    2.4.      Search and Rescue Functionality

      2.4.1.  Project Management and Reporting
      2.4.2.  Requirements Analysis and Design
      2.4.3.  System Hardware Design
      2.4.4.  Coding
      2.4.5.  Fabrication and Assembly
      2.4.6.  Testing
      2.4.7.  User Documentation
      2.4.8.  In-Field Beta Testing
      2.4.9.  Product Release

    2.5.      Partial Additional Military Layer (AML) Functionality
      2.5.1.  Project Management and Reporting
      2.5.2.  Requirements Analysis and Design
      2.5.3.  System Hardware Design
      2.5.4.  Coding
      2.5.5.  Fabrication and Assembly
      2.5.6.  Testing
      2.5.7.  User Documentation
      2.5.8.  In-Field Beta Testing
      2.5.9.  Product Release

3.  Black Box Radar

The design and development of a multi-platform, fully integrated radar interface unit for use in military, paramilitary and commercial markets.
    3.1.      Phase 1 - Black Box Preliminary Release
      3.1.1.  Project Management and Reporting
      3.1.2.  Requirements Analysis and Design
      3.1.3.  System Hardware Design
      3.1.4.  Coding
      3.1.5.  Fabrication and Assembly
      3.1.6.  Integration and Testing
      3.1.7.  User Documentation
      3.1.8.  In-Field Beta Testing
      3.1.9.  Product Release

    3.2.      Phase 2 - Radar Image Enhancement
      3.2.1.  Project Management and Reporting
      3.2.2.  Requirements Analysis and Design
      3.2.3.  System Hardware Design
      3.2.4.  Coding
      3.2.5.  Fabrication and Assembly
      3.2.6.  Integration and Testing
      3.2.7.  User Documentation
      3.2.8.  In-Field Beta Testing
      3.2.9.  Product Release

    3.3.      Phase 3 - Black Box Feature Enhancement
      3.3.1.  Project Management and Reporting
      3.3.2.  Requirements Analysis and Design
      3.3.3.  System Hardware Design
      3.3.4.  Coding
      3.3.5.  Fabrication and Assembly
      3.3.6.  Integration and Testing
      3.3.7.  User Documentation
      3.3.8.  In-Field Beta Testing
      3.3.9.  Product Release

Each Key Activity is broken down into a number of defined milestones. Section 6 outlines the milestones for each Key Activity.

4. Cost Breakdown

Cost Breakdown by key tasks
----------------------------------------------------------------------------------------------------------
        Tasks                  Project Schedule                           Project Costs
                           -------------------------------------------------------------------------------
                            Start           End                          Labour (note 1)
                                                       ---------------------------------------------------
                                                       Engineering    Technical   Management      Total
----------------------------------------------------------------------------------------------------------
ECDIS Functionality        Dec 1996       Dec 2000       3,350,133      781,216      966,083     5,177,432
----------------------------------------------------------------------------------------------------------
Military Functionality     Jan 1999       June 2002      2,588,802    1,248,172      693,429     4,530,403
----------------------------------------------------------------------------------------------------------
Black Box(TM) Radar        Jan 2000       June 2002        640,348      308,739      171,522  +  1,120,609
----------------------------------------------------------------------------------------------------------
      Total                                              6,579,283    2,338,127    1,851,034   -10,768,444
----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------
        Tasks                                Project Costs
                          ---------------------------------------------------
                          Material                 Other Direct      Total
                          (note 2)  Sub-contract  (travel, etc.)
-----------------------------------------------------------------------------
ECDIS Functionality        380,000     245,000         131,478      5,873,910
-----------------------------------------------------------------------------
Military Functionality     200,000     100,000          92,457      4,922,860
-----------------------------------------------------------------------------
Black Box(TM) Radar         81,500     100,000          22,870      1,324,979
-----------------------------------------------------------------------------
      Total                661,500     445,000         246,805     12,121,749
-----------------------------------------------------------------------------

Cost Breakdown By Fiscal Year (ending March 31):

-------------------------------------------------------------------------------------------
        Year                                   Project Costs                       Total
                           ----------------------------------------------------------------
                           Labour     Material
                          (note 1)    (note 2)    Sub-contract   Other Direct
-------------------------------------------------------------------------------------------
        99-00            3,207,025     199,352         144,983         73,216     3,624,576
-------------------------------------------------------------------------------------------
        00-01            3,443,788     212,627         131,442         78,092     3,865,950
-------------------------------------------------------------------------------------------
        01-02            3,103,063     188,445         126,677         71,539     3,489,724
-------------------------------------------------------------------------------------------
        02-03            1,015,020      61,070          41,436         23,971     1,141,498
-------------------------------------------------------------------------------------------
        Total           10,768,896     661,494         444,538        246,819    12,121,748
-------------------------------------------------------------------------------------------

Note 1: Includes overhead and G&A (ref. PWGSC neg. rate)
Note 2: Includes material and handling (ref. PWGSC neg. rate)

5. List of Special Equipment

This is not applicable to the ECDIS-PM project.

6. Milestones

Each Key Activity is broken down into defined milestones, which are based on scheduled software and/or hardware release dates. Each release will be followed by several months of Beta Testing and Sea Trials. The folIowing table summarizes the milestones for each Key Activity.

Key Activity                 Milestone  Description-                            Release
                                                                                 Date
----------------------------------------------------------------------------------------
ECDIS Functionality             1       PC Baseline Release 3.11                July `99
                                2       PC Baseline Release 3.2A                Nov. `99
                                3       PC Baseline Release 3.2                 May  `00
                                4       PC Baseline Release 3.5                 Dec. `00
                                5       Enhanced Functionality                  Ongoing

Military Functionality          1       VME Baseline Release 2.03               July `99
                                2       VME Baseline Release 1.7x               Nov. `99
                                3       VME Baseline Release 2.1                Feb. `00
                                4       Hardware Baseline                       Dec. `00
                                        Standardization
                                5       Enhanced Military Functionality         Dec. `01
                                6       Partial AML                             Mar. `02

"Black Box" Radar               1       Radar "Black Bos" Phase 1               May  `01
                                2       Radar "Black Box" Phase 2               Dec. `01
                                3       Radar "Black Box" Part Phase 3          Mar. `02

                              Project Grantt Chart

COST ESTIMATES
The values in the Statement of Work/cost breakdown as previously presented are estimates only.

The cost breakdown includes all estimated direct costs and associated overhead costs for the Project. For claim purposes, these costs will be determined using the applicable Public Works and Government Services Canada (PWGSC) costing rates negotiated with the Recipient in accordance with the PWGSC 103l-2 Contract Cost Principles. For any period where the PWGSC rate negotiations have not been completed at the time of claim submission for this period, the previous year's negotiated PWGSC rates will be used in the interim.

The allowable amount which may be claimed is shown in the main body of the Contract under Article 3.1 titled "Sharing Ratio and Contribution Ceiling".

                                     A1 - 1

RECIPIENT NAME:OSL

PROJECT TITLE: Development of An Electronic Chart Display and Information System
- Paramilitary\Military


SPECIAL PURPOSE EQUIPMENT LIST - EXCLUSIVE OF PROTOTYPES AND PILOT PLANTS

[THIS LIST IS FOR PAYMENT OF CLAIMS AND FOR PROJECT MONITORING PURPOSES]

     GENERAL: This list will include all items of Special Purpose Equipment(SPE) purchased by the Recipient, at a cost exceeding $250,OOO or any other limit specified in the Agreement.

     MECHANISM: In accordance with the requirements of paragraph 7.5(d) of this Agreement, the Recipient agrees to provide an up-to-date copy of this list, with every claim that modifies its content, specifying and describing the new items for which payment of the TPC contribution is being claimed. The Recipient also agrees to monitor the location and use of all the items of Equipment that will eventually appear on the list.

                                LIST OF EQUIPMENT
    ----------------------------------------------------------------------------
     1           2               3            4              5           6
    ----------------------------------------------------------------------------
    ITEM    DESCRIPTION &       QTY      COST OF THE       "TPC"       "TPC"
     NO     SERIAL NUMBER                ITEM TO FIRM     SHARING   CONTRIBUTION
                                         (Cdn Funds)     RATIO (%)   (Cdn Funds)
    ----------------------------------------------------------------------------

     1.
    ----------------------------------------------------------------------------

     2.
    ----------------------------------------------------------------------------

     3.
    ----------------------------------------------------------------------------

     4.
    ----------------------------------------------------------------------------

     5.
    ----------------------------------------------------------------------------

    At the time of signing of the Agreement the above list was not applicable.

                                                RECIPIENT NAME: OSL SCHEDULE - B

PROJECT TITLE: Development of An Electronic Chart Display and Information System
- Paramilitary\Military

            REPORT ON ESTIMATED & ACTUAL PROJECT BENEFITS AND RESULTS PART A - JOB CREATION

  DEFINITIONS-one Person-Year (P-Y) is equal to 1950 hours of work paid.
  -----------

  1. Data to be provided based on a 52-week year and should be expressed in P-Y units, with one decimal only.

  2. Personnel changes-entry or exit from a cell within a year -should follow the same fundamental principle whereby the clock is stopped for the outgoing element and started for the incoming one.

  3. Very simply, the intent of this schedule is to identify the number of P-Ys expended on the Project activities during any one year of the Project duration, according to one characteristic: category of employment. Both part-time and full-time employees working on the Project should be claimed, as employment of all types represents a Project benefit. Part-time work on the Project should be transposed into P-Y units on the basis of one P-Y equals 1950 hours of work paid in a given year.

      PART A-1 PROJECT WORK PHASE
  [REPORTING FREQUENCY: ANNUAL WITH ALL DATA COMPILED AS OF 31 DECEMBER OF
   APPLICABLE YEAR]

  year 1=1999, year 2=2000, year 3=2001, year 4=2002, year 5=2003

================================================================================
                                                    TOTAL NUMBER OF PERSON-YEARS
                                               ---------------------------------
               CATEGORY OF EMPLOYMENT              PROJECT            PROJECT
                                                  ESTIMATE            ACTUAL
--------------------------------------------------------------------------------
  A]      SCIENCE & ENGINEERING
                                       - year 1      3
                                       - year 2      5
                                       - year 3      5
                                       - year 4      6
                                       - year 5      3
--------------------------------------------------------------------------------
  B]      TECHNICAL & SKILLED LABOUR
                                       - year 1      4
                                       - year 2     12
                                       - year 3     18
                                       - year 4     12
                                       - year 5      3
--------------------------------------------------------------------------------
  C]      MANAGEMENT & ADMINISTRATION
                                       - year 1      1
                                       - year 2      2
                                       - year 3      2
                                       - year 4      1
                                       - year 5      1
--------------------------------------------------------------------------------
  D]      SUB-CONTRACTED WORK
                                       - year 1      2
                                       - year 2      3
                                       - year 3      3
                                       - year 4      3
                                       - year 5      1
--------------------------------------------------------------------------------
          TOTAL
                                       - year 1     10
                                       - year 2     22
                                       - year 3     28
                                       - year 4     22
                                       - year 5      8
--------------------------------------------------------------------------------

RECIPIENT NAME: OSL

PROJECT TITLE: Development of An Electronic Chart Display and Information System
- Paramilitary\Military

 PART A-2 COMMERCIAL EXPLOITATION PHASE
 [REPORTING FREQUENCY: ANNUAL WITH ALL DATA COMPILED AS OF 31 DECEMBER OF
  APPLICABLE YEAR]

 year 1=2000, year 2=2001, year 3=2002, year 4=2003, year 5=2004, year 6=2005, year 7=2006, year 8=2007, year 9=2008
--------------------------------------------------------------------------------
                                                  TOTAL NUMBER OF PERSON-YEARS
                                                --------------------------------
                     CATEGORY OF EMPLOYMENT        PROJECT           PROJECT
                                                  ESTIMATE           ACTUAL
--------------------------------------------------------------------------------
A]         SCIENCE & ENGINEERING
                                       - year 1      6
                                       - year 2      6
                                       - year 3      7
                                       - year 4     10
                                       - year 5     10
                                         year 6     10
                                         year 7     10
                                         year 8     10
                                         year 9     10
--------------------------------------------------------------------------------
B]         TECHNICAL & SKILLED LABOUR
                                       - year 1     10
                                       - year 2     12
                                       - year 3     22
                                       - year 4     27
                                       - year 5     27
                                         year 6     30
                                         year 7     30
                                         year 8     30
                                         year 9     30
--------------------------------------------------------------------------------

RECIPIENT NAME: QSL
PROJECT TITLE: Development of An Electronic Chart Display and Information System - Paramilitary\Military

 PART A-2 COMMERCIAL EXPLOITATION PHASE
 [REPORTING FREQUENCY: ANNUAL WITH ALL DATA COMPILED AS OF 31 DECEMBER OF APPLICABLE YEAR]

 year 1=2000, year 2=2001, year 3=2002, year 4=2003, year 5=1004, year 6=2005, year 7=2006, year 8=2007, year 9=2008

--------------------------------------------------------------------------------
                                                   TOTAL NUMBER OF PERSON-YEARS
             CATEGORY OF EMPLOYMENT               ------------------------------
                                                      PROJECT         PROJECT
                                                      ESTIMATE        ACTUAL
--------------------------------------------------------------------------------
 C]      GENERAL PRODUCTION
                                    -year 1(2000)        10
                                          -year 2        12
                                          -year 3        22
                                          -year 4        50
                                          -Year 5        53
                                           year 6        59
                                           year 7        59
                                           year 8        59
                                           year 9        59
--------------------------------------------------------------------------------
         MARKETING, SALES & SUPPORT
                                          -year 1         1
                                          -year 2         2
                                          -year 3         3
                                          -year 4         3
                                          -year 5         3
                                           year 6         2
                                           year 7         2
                                           year 8         2
                                           year 9         2
--------------------------------------------------------------------------------
 D]      MANAGEMENT & ADMINISTRATION
                                          -year 1         3
                                          -year 2         4
                                          -year 3         5
                                          -year 4         5
                                          -year 5         5
                                           year 6         5
                                           year 7         4
                                           year 8         4
                                           year 9         4
--------------------------------------------------------------------------------
         TOTAL
                                          -year 1        30
                                          -year 2        36
                                          -year 3        59
                                          -year 4        95
                                          -year 5        98
                                           year 6       105
                                           year 7       105
                                           year 8       105
                                           year 9       105
--------------------------------------------------------------------------------

       RECIPIENT NAME: OSL
       PROJECT TITLE: Development of An Electronic Chart Display and Information System - Paramilitary\Military

PART B - REPRESENTATIONS & EXPECTED RESULTS [other than Job Creation and Sales]
--------------------------------------------------------------------------------
  [REPORTING FREQUENCY: ANNUAL WITH ALL DATA COMPILED AS OF 31 DECEMBER OF
   APPLICABLE YEAR]

  1. PATENTS: [are there any patents that are expected to result from the development work of the Project]

  2. ACQUISITION OF TECHNOLOGY: [is the Recipient planning to obtain technology/know-how essential to the success of the Project and/or the commercialisation of its results]

  3. WORLD PRODUCT MANDATE: [specify any representation to that effect and indicate clearly to which defined system that mandate applies.)

  4. OTHER SIGNIFICANT EXPECTED RESULTS/REPRESENTATIONS:
  NOTE: any representation or expected result appearing above should be transposed into the table hereunder and should be reported on, once a year.
--------------------------------------------------------------------------------
  DESCRIPTION OF EXPECTED RESULT/       PLANNED / REVISED     STATUS / ACTUAL
  REPRESENTATION                        IMPLEMENTATION        IMPLEMENTATION
                                        DATE                  DATE
--------------------------------------------------------------------------------
  1.

  2.

  3.

  4.

  5.


--------------------------------------------------------------------------------
At the time of signing of the Agreement the above list was not applicable.

CERTIFICATION OF SCHEDULE "B" CONTENTS:

*AUTHORIZED SIGNATORY:__________________________ REPORT DATE:____________

The Recipient certifies that the data - representations/expected results - summarized at the time of Project definition and as amended from time to time - represents a valid estimate of the benefits, that the Minister could expect from this Project and the exploitation of its results, as they could be determined at any particular time. The Minister recognizes that those estimates will inevitably vary through time, according to market requirements and other factors, on which the Recipient has little or no control.

REPORTING: In order to allow the Minister to fulfill his mandate in the monitoring of the Project's contribution to the Jobs and Growth Objective of the Government, the Recipient hereby agrees to report, annually, on actual results in comparison to the estimates that will appear in the report at any one time. This process shall be in accordance with and in response to the requirements of paragraphs 7.5 (f) and of sub-article 7.6 of the Agreement and no other report mentioned therein shall be requested from the Recipient, by the Minister, in support of the determination and monitoring of the contribution of the Project to the Jobs and Growth Objective of the Government of Canada, except as per Schedule C, next.

  RECIPIENT NAME: OSL                                                 SCHEDULE C

  PROJECT TITLE: Development of An Electronic Chart Display and Information System - Paramilitary\Military


  REPORT ON ESTIMATED & ACTUAL SALES AND ROYALTIES [REPORTING FREQUENCY:
                                     ANNUAL]

-----------------------------------------------------------------------------------------
    1         2          3         4           5             6                 7
-----------------------------------------------------------------------------------------
 ROYALTY   YEAR OR    ROYALTY     TOTAL    ESTIMATED       TOTAL         ACTUAL ROYALTY
  YEAR     PERIOD      RATE     ESTIMATED   ROYALTY     ACTUAL SALES       (in $,000)
 NUMBER    ending      (in %)     SALES    (in $,000)    (in $,000)
           30 Nov              (in $,000)
-----------------------------------------------------------------------------------------
    1       2000        3.0       8,080       242.4
-----------------------------------------------------------------------------------------
    2       2001        3.0      10,574      317.22
-----------------------------------------------------------------------------------------
    3       2002        3.0      19,585      587.55
-----------------------------------------------------------------------------------------
    4       2003        3.0      22,706      681.18
-----------------------------------------------------------------------------------------
    5       2004        3.0      26,269      788.07
-----------------------------------------------------------------------------------------
    6       2005        3.0      31,112      933.36
-----------------------------------------------------------------------------------------
    7       2006        3.0      37,821     1134.63
-----------------------------------------------------------------------------------------
    8       2007        3.0      43,467     1394.01
-----------------------------------------------------------------------------------------
    9       2008        3.0      57,727     1731.81
-----------------------------------------------------------------------------------------
   10
-----------------------------------------------------------------------------------------
   11
-----------------------------------------------------------------------------------------
   12
-----------------------------------------------------------------------------------------
   13
-----------------------------------------------------------------------------------------

  SIGNATURE OF CHIEF FINANCIAL OFFICER:_____________________________

  REPORT DATE:_________________

  The Recipient certifies that the initial data summarized at the time of Project definition, and as amended from time to time, represents a valid estimate of the benefits, that the Minister can expect from this Project and the exploitation of its results, as they could be determined at any particular time. The Minister recognizes that those estimates will inevitably vary through time, according to market requirements and other factors, on which the Recipient has little or no control.

  REPORTING: In order to allow the Minister to fullfil his mandate in the monitoring of the Project's contribution to the Jobs and Growth objective of the Government, the Recipient hereby agrees to report, annually, on actual results in comparison to the estimates mentioned in this Schedule C. This process shall be in accordance with and in response to the requirements of sub-sections 6.4,7.5 (f) and 7.6 of the Agreement and, no other report mentioned therein shall be requested from the Recipient, by the Minister, in support of the determination and monitoring of the contribution of the Project to the Jobs and Growth Objective of the Government of Canada, except as per Schedule B, previous.

                                                                      SCHEDULE D

TPC PROJECT COST PRINCIPLES

1. GENERAL PRINCIPLE

The total Eligible Costs of the Project shall be the sum of the applicable direct and indirect costs which are, or are to be reasonably and properly incurred and/or allocated, in the performance of the Project, less any applicable credits. These costs shall be determined in accordance with the Recipient's cost accounting system as accepted by the Minister and applied consistently over time.

2. DEFINITION OF REASONABLE COST

   (1) A cost is reasonable if, in nature and amount, it does not exceed that which would be incurred by an ordinary prudent person in the conduct of a competitive business.

   (2) In determining the reasonableness of a particular cost, consideration shall be given to:

        (a) whether the cost is of a type generally recognized as normal and necessary for the conduct of the Recipient's business or performance of the Project;

        (b) the restraints and requirements by such factors as generally accepted sound business practices, arm's length bargaining, federal, provincial and local laws and regulations, and Agreement terms;

        (c) the action that prudent business persons would take in the circumstances, considering their responsibilities to the owners of the business, their employees, customers, the Government and public at large;

        (d) significant deviations from the established practices of the Recipient which may unjustifiably increase the Eligible Costs of the Project; and

        (e) the specifications, delivery schedule and quality requirements of the particular Project as they affect costs.

3. DIRECT COSTS
   There are three categories of direct costs:

        (a) Direct Material Cost meaning the cost of materials which can be specifically identified and measured as having been used or to be used for the performance of the Project and which are so identified and measured consistently by the Recipient's cost accounting system as accepted by the Crown.

             (i) These materials may include, in addition to materials purchased solely for the Project and processed by the Recipient, or obtained from subcontractors, any other materials issued from the Recipient's general stocks.

             (ii) Materials purchased solely for the Project or subcontracts shall be charged to the Project at the net laid-down cost to the Recipient before cash discounts for prompt payment.

             (iii) Materials issued from the Recipient's general stocks shall be charged to the Project in accordance with the method as used consistently by the Recipient in pricing material inventories.

        (b) Direct Labour Cost meaning that portion of gross wages or salaries incurred for activities which can be specifically identified and measured as having been performed or to be performed on the Project and which is so identified and measured consistently by the Recipient's cost accounting system as accepted by the Minister.

        (c) Other Direct Costs meaning those applicable costs, not falling within the categories of direct material or direct labour, but which can be specifically identified and measured as having been incurred or to be incurred in performance of Project activities and which are so identified and measured consistently by the Recipient's costing system as accepted by the Minister.

4. INDIRECT COSTS

   (1) Indirect Costs (overhead) meaning those costs which, though necessarily having been incurred during the period of the performance of the Project activities for the conduct of the Recipient's business in general, cannot be identified and measured as directly applicable to the Project.

   (2) These Indirect Costs may include, but are not necessarily restricted to, such items as:

        (a)  indirect materials and supplies (*);

        (b)  indirect labour;

        (c)  fringe benefits (the Recipient's contribution only);

        (d) service expenses: expenses of a general nature such as power, heat, light, operation and maintenance of general assets and facilities;

        (e) fixed/period charges: recurring charges such as property taxes, rentals and reasonable provision for depreciation;

        (f) general and administrative expenses: including remuneration of executive and corporate officers, office wages and salaries and expenses such as stationery, office supplies, postage and other necessary administration and management expenses;

        (g) selling and marketing expenses associated with the products or services being acquired under the Agreement;

        (h) general research and development expenses as considered applicable by the Minister.

* For supplies of similar low-value, high-usage items the costs of which meet the above definition of Direct Material Costs but for which it is economically expensive to account for these costs in the manner prescribed for direct costs, then they may be deemed to be indirect costs for the purposes of the Project.

5. ALLOCATION OF INDIRECT COSTS

   Indirect costs shall be accumulated in appropriate indirect cost pools, reflecting the Recipient's organizational or operational lines and these pools subsequently allocated to the Project or contracts, in accordance with the following two principles:

        (a) the costs included in a particular indirect cost pool should have a similarity of relationship with the Project or contracts, as applicable, to which that indirect cost pool is subsequently distributed; further, the costs included in an indirect cost pool should be similar enough in their relationship to each other that the allocation of the total costs in the pool provides a result which would be similar to that achieved if each cost within that pool were separately distributed;

        (b) the allocation basis for each indirect cost pool should reflect, as far as possible, the casual relationship of the pooled costs to the Project to which these costs are distributed.

6. CREDITS

   The applicable portion of any income, rebate, allowance, or any other credit relating to any applicable direct or indirect costs, received by or accruing to the Recipient, shall be credited to the Eligible Costs of the Project.

7. NON-APPLICABLE COSTS

   Notwithstanding that the following costs may have been or may be reasonably and properly incurred by the Recipient during the performance of Project activities, they are considered non-applicable costs to the Project:

       (a) allowance for interest on invested capital, bonds, debentures, bank or other loans together with related bond discounts and finance charges;

       (b) legal, accounting and consulting fees in connection with financial reorganization, security issues, capital stock issues, obtaining of patents and licenses and prosecution of claims against the Minister;

       (c) losses on investments, bad debts and expenses for the collection thereof;

       (d)  losses on other projects or contracts;

       (e) federal and provincial income taxes, excess profit taxes or surtaxes and/or special expenses in connection therewith;

       (f)  provisions for contingencies;

       (g) premiums for life insurance on the lives of officers and/or directors where proceeds accrue to the Recipient;

       (h)  amortization of unrealized appreciation of assets;

       (i)  depreciation of assets paid for by the Minister;

       (j)  fines and penalties;

       (k)  expenses and depreciation of excess facilities;

       (l)  unreasonable compensation for officers and employees;

       (m) product development or improvement expenses not associated with the product being acquired under the Project;

       (n) advertising, except reasonable advertising of an industrial or institutional character placed in trade, technical or professional journals for the dissemination of information for the industry or institution;

       (o)  entertainment expenses;

       (p) donations except those to charities registered under the Income Tax Act;

       (q) due and other memberships other than regular trade and professional associations;

       (r) fees, extraordinary or abnormal for professional advice in regard to technical, administrative or accounting matters, unless approval from the Minister is obtained.

ADDENDUM TO THE "TPC" PROJECT COST PRINCIPLES

A] SPECIAL PURPOSE EQUIPMENT AND OTHER ITEMS OF MACHINERY & EQUIPMENT

   (1) To be an Eligible Cost, the Special Purpose Equipment and any item of machinery and equipment must be necessary for the performance of the Project, be described in sufficient detail in the Statement of Work, so as to be readily identifiable, along with the cost related thereto.

   (2) If a Pilot Plant is developed, constructed or integrated, by the Recipient or by approved subcontractors for the purposes of the Project, the costs related thereto will be eligible, only if those costs are specifically identified in the Statement of Work, in accordance with the provisions of sub-section (5) of this section.

   (3) Eligible Costs related to Special Purpose Equipment and to any item of machinery and equipment shall reflect the net laid-down cost to the Recipient, after deducting trade discounts and cash discounts for prompt payment.

   (4) Where applicable, periodic payments under a capital lease for Special Purpose Equipment or for any other significant items of machinery and equipment represent Eligible Costs, up to a maximum not exceeding the price of the item involved, if it were purchased at the commencement of the lease period; all interest and carrying charges are to be excluded. For operating leases, the Eligible Cost is the actual lease payments incurred during the performance of the Project activities.

   (5) Where applicable, labour and material costs required in the modification or adaptation of the Special Purpose Equipment, machinery and other items of equipment, for the purposes of the Project, are eligible provided such cost elements are specifically identified in the Statement of Work.

   (6) Unless such is otherwise allowed in the Statement of Work, costs of construction or alteration of plant facilities to accommodate the Special Purpose Equipment or any other item of machinery and equipment, and any profit, fees, general and administrative overhead expenses related thereto, are not eligible.

B] SUBCONTRACTS

   (1) For subcontracting costs that are not specifically mentioned in the Statement of Work, the Recipient shall obtain the consent of the Minister, in writing, prior to subcontracting or permitting the subcontracting of any portion of the Project work at any tier. The Minister shall not unreasonably withhold consent.

   (2) Notwithstanding subsection (1), and provided labour-intensive R&D and engineering services subcontracts are performed in Canada, the Recipient may without the prior written consent of the Minister:

        (a) purchase off-the-self items and software and such standard articles and materials as are ordinarily produced by manufacturers in the normal course of business and subcontract for the provision of such incidental services as might ordinarily be subcontracted in performing the Project activities;

        (b) subcontract any of the Project activity to one or more Subcontractors, up to a total value of:

             (i) for Agreements valued up to $1.0 M[one million] in total Project Eligible Costs *25% of the Project Eligible Costs,

             (ii) for Agreements valued over $1.0M[one million] in total Project Eligible Costs, *$250,000 plus 10% of the total Project Eligible Costs in excess of $1.0M, up to a total value of $1.0M.

        (c) authorise its subcontractors at any tier to make purchases or subcontract as permitted in subparagraph (a) and (b).

   A subcontract at any tier may not be let without consent under paragraphs (b) or (c) where the Subcontractor would obtain title to any Intellectual Property developed as part of the Project activities.

   (3) In any subcontract other than a subcontract referred to in paragraph 2(a), the Recipient shall, unless the Minister otherwise consents in writing, ensure that the Subcontractor is bound by terms and conditions compatible with and, in the opinion of the Minister, not less favourable to Canada than the terms and conditions of the Agreement. Deviations from the terms of the Agreement shall be entirely at the risk of the Recipient.

   (4) The Recipient is not obliged to seek consent to subcontracts specifically authorised in the Statement of Work or in any Cost Breakdown matrix appended thereto.

   (5) Any consent to a subcontract shall not relieve the Recipient from its obligations under the agreement or be construed as authorising any liability on the part of the Minister to a Subcontractor.

C] PATENTS AND LICENSES

   Eligible patent and copyright costs include relevant searches and filing fees related to obtaining North American rights. World rights may be considered only if such costs were specifically identified in the Statement of Work. Maintenance fees and all expenses incurred protecting a patent or copyright are not eligible.

D] LICENCE PURCHASE

   Costs associated with the purchase of a single-use license for special software, networking other specialised computer boards, and/or equipment, as well as the one-time purchase of a licence, registered industrial design, trademark, copyright work, trade secret, other intellectual property right, as well as any other related data right, that is fundamental to the conduct of the Project activities and/or the commercial exploitation of its results, will be eligible, provided such costs are specifically identified in the Statement of Work, or otherwise approved by the Minister, in writing, prior to being incurred.

                                      E-l                             SCHEDULE E

PROJECT FACT SHEET FOR NEWS RELEASE

--------------------------------------------------------------------------------------------------
 Program: Technology Partnerships Canada        Project No.: 710-465430
--------------------------------------------------------------------------------------------------
 Name & Address of Recipient:                   Recipient Contact:

        Offshore Systems Ltd.                   Name: Andrew Carniel, Director, Operations
        107-930 West 1st Street
        North Vancouver                         Telephone: (604) 904-4690
        British Columbia                        Fax: (604) 987-2555
        V7P 3N4


--------------------------------------------------------------------------------------------------
 Project Location:                              Project Type:

 North Vancouver, B.C.                          Development


--------------------------------------------------------------------------------------------------
 Industrial Sector:                             Product/Service:

 Aerospace and Defence\Navigation               Electronic Chart Display and Information System -
                                                Paramilitary\Military
--------------------------------------------------------------------------------------------------
 Project Description and Anticipated Results:

 The project will develop an advanced electronic chart display and information system with additional layers of military information.



--------------------------------------------------------------------------------------------------
Authorized Assistance:   $4,000,177
--------------------------------------------------------------------------------------------------
Project Start Date: 1 July 1999.                Project Completion Date: 31 March 2003.
--------------------------------------------------------------------------------------------------